Exhibit 10.2

Executive Compensation Arrangement

The Company maintains an arrangement by which variable universal life insurance policies and/or annuities are purchased for executives selected by the Compensation Committee of the Board of Directors, including some named executive officers. The policies and annuities are purchased with contributions from the executives and/or the Company. Executives other than the Chief Executive Officer may contribute up to 5% of their base salaries, with the Company providing a dollar-for-dollar match. The Chief Executive Officer is not required to make a contribution. The Company contributes 20% of the Chief Executive Officer’s base salary. Executive contributions are immediately vested. Company contributions vest over eight years, beginning on the date of the executive’s employment. The Company grosses up the executive’s after-tax contributions and the Company’s contributions to compensate for taxes.

The policy or annuity is owned by the executive. Company authorization is required before any distribution or ownership rights may be exercised, except for beneficiary designations. The value of the policy or annuity is intended to be accessed at retirement, but can also be accessed in the event of disability, termination, financial hardship or death.